SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 10, 2002

BSQUARE CORPORATION
(Exact Name Of Registrant as Specified in Charter)

WASHINGTON	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3150 139th Avenue SE, Suite 500
Bellevue, Washington 98005
(425) 519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5. OTHER EVENTS.

     On March 13, 2002, BSQUARE Corporation, a Washington corporation (“BSQUARE”), acquired InfoGation Corporation, a Delaware corporation (“InfoGation”), by the merger (the “Merger”) of InfoGation with and into BSQUARE San Diego Corporation, a Washington corporation and wholly owned subsidiary of BSQUARE (“BSQUARE Sub”). The Merger was accomplished pursuant to an Agreement and Plan of Merger, dated as of March 10, 2002 (the “Merger Agreement”), among BSQUARE, InfoGation and BSQUARE Sub. The Merger occurred following the approval of the Merger by the stockholders of InfoGation.

     In the Merger, InfoGation stockholders received an aggregate of 1,167,854 shares of BSQUARE’s Common Stock and approximately $2,700,000 in cash. In addition, pursuant to the Merger Agreement, for a period of up to five years following the Merger, certain InfoGation stockholders are entitled to receive a percentage of the royalty revenue from the license by Clarion Co. Ltd. and certain of its affiliates of software utilizing InfoGation technology acquired by BSQUARE in the Merger, which royalty revenue is payable in BSQUARE Common Stock up to a maximum value of $3,000,000, subject to certain limitations.

     Also pursuant to the Merger Agreement, a total of 129,762 shares of BSQUARE’s Common Stock and approximately $300,000 in cash were placed in escrow for the purpose of indemnifying BSQUARE against certain liabilities of InfoGation. The escrow will expire on March 13, 2003.

     Each option to purchase shares of InfoGation Common Stock was assumed by BSQUARE and will be treated as an option to purchase that number of shares of BSQUARE Common Stock equal to the product of 0.1541 and the number of shares of InfoGation Common Stock subject to such option. Immediately prior to the closing of the Merger, there was an aggregate of 2,777,839 shares of InfoGation Common Stock reserved for issuance upon exercise of options to purchase Infogation Common Stock.

     It is the intention of BSQUARE and InfoGation that the Merger for federal income tax purposes be treated tax-free to InfoGation’s stockholders.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: March 19, 2002	By:	/s/ Leila L. Kirske

Leila L. Kirske Vice President of Finance & Administration, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)